Exhibit (a)(5)(H)

FRANCIS M. GREGOREK (144785)
gregorek@whafh.com
BETSY C. MANIFOLD (182450)
manifold@whafh.com
RACHELE R. RICKERT (190634)
rickert@whafh.com
PATRICK H. MORAN (270881)
moran@whafh.com
WOLF HALDENSTEIN ADLER
FREEMAN & HERZ LLP
750 B Street, Suite 2770
San Diego, CA 92101
Telephone: 619/239-4599
Facsimile: 619/234-4599

MARC S. HENZEL
LAW OFFICES OF MARC S. HENZEL
273 Montgomery Avenue, Suite 202
Bala Cynwyd, PA 19004
Telephone: 610/660-8000
Facsimile: 610/660-8080

JOSEPH LEVI
ERIC M. ANDERSEN
LEVI & KORSINSKY, LLP
30 Broad Street, 15th Floor
New York, New York 10004
Telephone: 212-363-7500
Facsimile: 212-363-7171

Attorneys for Plaintiff Sanjay Israni

FAXED

JSW

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SANJAY ISRANI, individually and on behalf of all others similarly situated,

Plaintiff,

v.

LARS DALGAARD, WILLIAM H. HARRIS, JR., WILLIAM E. MCGLASHAN, JR., ERIC C.W. DUNN, DOUGLAS J. BURGUM, ELIZABETH A. NELSON, SUCCESSFACTORS, INC., SAP AMERICA, INC., and SATURN EXPANSION CORPORATION,

Defendants.

Case No. CV 12 0076

CLASS ACTION

VERIFIED CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS, AND FOR VIOLATION OF STATE LAW BREACHES OF FIDUCIARY DUTY

JURY TRIAL DEMANDED

VERIFIED CLASS ACTION COMPLAINT FOR VIOLATION OF THE FEDERAL SECURITIES LAWS, AND FOR VIOLATION OF STATE LAW BREACHES OF FIDUCIARY DUTY

Plaintiff, by his attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows: 1. Plaintiff brings this class action on behalf of the public stockholders of SuccessFactors, Inc. (“SuccessFactors” or the “Company”) against SuccessFactors’ Board of Directors (the “Board” or the “Individual Defendants”) seeking equitable relief for their violations of sections 14(d)(4) and 14(e) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(d) and 78n(c), and for their breaches of fiduciary duties arising out of their attempt to sell the Company to a subsidiary of SAP AG (“SAP”). 2. On December 3, 2011, SuccessFactors and SAP announced a definitive agreement under which SAP, through its subsidiaries SAP America, Inc. (“SAP America”) and Saturn Expansion Corporation (“Merger Sub”), will commence a tender offer to acquire all of the outstanding shares of SuccessFactors for $40.00 per share in cash (the “Proposed Transaction”) representing an enterprise value of approximately $3.4 billion. SAP commenced the tender offer on December 16,2011, and it is scheduled to expire on January 18, 2012. 3. The Proposed Transaction, however, is unfair to SuccessFactors shareholders, does not offer them adequate consideration, was the result of an flawed sales process, and is going to be effected through the dissemination of a materially false and misleading recommendation statement, as demonstrated by the Scheduled 14D-9 Recommendation Statement filed by SuccessFactors on December 16, 2011 (the “Recommendation Statement”). 4. The Board has breached their fiduciary duties by agreeing to the Proposed Transaction for inadequate consideration. SuccessFactors is a market-leading provider of cloud-based human capital management (“HCM”) solutions. As described in more detail below, given SuccessFactors’ recent strong performance, the future growth prospects and analyst expectations regarding the Company and the cloud-based solutions industry, the synergies SAP will realize from the Proposed Transaction, and the financial analyses concerning the Company’s intrinsic value conducted by the Company’s financial advisor, the consideration shareholders are to receive is inadequate and undervalues the Company. 5. Despite their clear duty to maximize shareholder value in this change of control verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty transaction, the Board utterly failed to do so. There was no auction, no market check and no shopping of the Company. Indeed, the Board failed to solicit even one other potential bidder to seek their interest in acquiring SuccessFactors. 6. Rather, the Board sat idly by and provided little-to-no oversight as Defendant Lars Dalgaard (“Dalgaard”), the Company’s Chief executive officer, led the discussions and negotiations with SAP. As described in the Background of the Offer section in the Recommendation Statement, the Board never set up a special committee to oversee and handle discussions and negotiations with SAP. Rather, the Board left the entire process in the hands of Dalgaard, who was the lead negotiator on behalf of the Company, and for the most part, the sole Company representative during the meetings and discussions held between the Company and SAP between September 27, 2011 (when SAP first indicated their interest in acquiring the Company) and the execution of the Merger Agreement. Not surprisingly, as a result of these unsupervised meetings, Dalgaard was able to procure for himself a lucrative post-transaction employment arrangement with SAP. As described below, upon completion of the Proposed Transaction, Dalgaard will lead the cloud business of SAP in addition to his responsibility as CEO of SuccessFactors. Moreover, the chairman of SAP’s supervisory board, Hasso Planner, recommended that Dalgaard be appointed to the executive board of SAP. Meanwhile, the Company’s shareholders are being cashed out an unfair price. 7. In addition to failing to conduct a pre-signing market check, the Individual Defendants have exacerbated their breaches of fiduciary duty by agreeing to lock up the Proposed Transaction with deal protection devices that preclude other bidders from making a successful competing offer for the Company post-signing. Specifically, pursuant to the merger agreement dated December 3, 2011 (the “Merger Agreement”), Defendants agreed to: (i) a strict no-solicitation provision that prevents the Company from soliciting other potential acquirers or even in continuing discussions and negotiations with potential acquirers; (ii) a provision that provides SAP with four business days to match any competing proposal in the event one is made; and (iii) a provision that requires the Company to pay SAP a termination fee of $112.5 million in order to enter into a transaction with a superior bidder. These provisions substantially and improperly limit the Board’s ability to act with respect to investigating and pursuing superior proposals and verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty alternatives including a sale of all or part of SuccessFactors. 8. In connection with the Proposed Transaction, on December 16, 2011, the Company filed the Recommendation Statement with the SEC. The Recommendation Statement fails to provide the Company’s shareholders with material information and provides them with materially misleading information thereby rendering the shareholders unable to make an informed deccision regarding whether to tender their shares in support of the tender offer. Defendants have violated Sections 14(d)(4) and 14(e) of the Exchange Act, by omitting material facts necessary to render the Recommendation Statement non-misleading. Defendants have also breached their fiduciary duty of candor by failing to diselose material information to the SuccessFactors shareholders necessary for them to determine whether to tender their shares in the tender offer. The misrepresentations and omissions in the Recommendation Statement arc material to Plaintiff and the class he seeks to represent. Without this information, Plaintiff and the other SuecessFactors shareholders will be deprived of their entitlement to make an informed decision on whether to tender their shares in the tender offer should these misrepresentations and omissions not be cured prior to the expiration of the tender offer on January 18, 2012. 9. The Individual Defendants have breaehed their fiduciary duties of loyalty, due care, independence, good faith and fair dealing, and SuccessFactors, SAP America, and Merger Sub have aided and abetted such breaches by SuccessFactors’ directors. Plaintiff seeks to enjoin the Proposed Transaction unless and/or until Defendants cure their breaches of fiduciary duty. JURISDICTION AND VENUE 10. This Court has subject matter jurisdiction under 28 U.S.C. § 1331 (federal question jurisdiction), as this Complaint alleges violations of 14(d)(4) and 14(e) of the Exchange Act. This court has jurisdiction over the state law claims pursuant to 28 U.S.C. §1367. 11. This action is not a collusive one to confer jurisdiction on a court of the United States which it would otherwise not have, 12. Venue is proper in this District because Nominal Defendant SuccessFactors maintains its principal executive offices in the District and the Defendants have conducted business and engaged in numerous activities which have had an effect on this District. Venue is proper in verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty this District because a substantial portion of the transactions and wrongs alleged herein occurred in this District. PARTIES 13. Plaintiff Sanjay Israni is, and has been at all relevant times, the owner of shares of common stock of SuccessFactors. 14. SuccessFactors, Inc. is a corporation organized and existing under the laws of Delaware. SuccessFactors has its principle executive offices located at 1500 Fashion Island Blvd., Suite 300, San Mateo, California 94404. SuccessFactors is a leading provider of cloud-based Business Execution Software, and delivers business alignment, team execution, people performance, and learning management solutions to organizations of all sizes across more than 60 industries. 15. Defendant Lars Dalgaard has served as a director and Chief Executive Officer of the Company since founding the Company in May 2001. 16. Defendant William H. Harris, Jr. (“Harris”) has served as a director of the Company since January 2011. 17. Defendant William E. McGlashan, Jr. (“McGlashan”) has served as a director of the Company since September 2005. 18. Defendant Eric C. W. Dunn (“Dunn”) has served as a director of the Company since May 2004. 19. Defendant Douglas J. Burgum (“Burgum”) has served as a director of the Company since October 2007 and is the Company’s Chairman of the Board. 20. Defendant Elizabeth A. Nelson (“Nelson”) has served as a director of the Company since September 2007. 21. Defendants referenced in 15 through 20 are collectively referred to as Individual Defendants and/or the Board. 22. Defendant SAP America, Inc. is a Delaware corporation and a subsidiary of SAP, a market leader in enterprise application software. 23. Defendant Saturn Expansion Corporation is a Delaware corporation and is a verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty subsidiary of SAP America that was created for the purposes of effectuating the Proposed Transaction. INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES 24. By reason of Individual Defendants’ positions with the Company as officers and/or directors, they are in a fiduciary relationship with Plaintiff and the other public shareholders of SuccessFactors and owe them, as well as the Company, a duty of care, loyalty, good faith, candor, and independence. 25. Under Delaware law, where the directors of a publicly traded corporation undertake a transaction that will result in either a change in corporate control or a break up of the corporation’s assets, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the corporation’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with their fiduciary duties, the Individual Defendants may not take any action that: (a) adversely affects the value provided to the corporation’s shareholders’, (b) favors themselves or will discourage or inhibit alternative offers to purchase control of the eorporation or its assets; (c) adversely affects their duty to search and secure the best value reasonably available under the circumstances for the corporation’s shareholders; and/or (d) will provide the Individual Defendants with preferential treatment at the expense of, or separate from, the public shareholders. 26. In accordance with their duties of loyalty and good faith, the Individual Defendants are obligated to refrain from: (a) participating in any transaction where the Individual Defendants’ loyalties are divided; (b) participating in any transaction where the Individual Defendants receive, or are entitled to receive, a personal financial benefit not equally shared by the publie shareholders of the eorporation; and/or verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

(c) unjustly enriching themselves at the expense or to the detriment of the public shareholders. 27. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Transaction, are knowingly or recklessly violating their fiduciary duties, including their duties of care, loyalty, good faith, candor, and independence owed to Plaintiff and other public shareholders of SuccessFactors. CLASS ACTION ALLEGATIONS 28. Plaintiff brings this action on its own behalf and as a class action on behalf of all owners of SuccessFactors common stock and their successors in interest, except Defendants and their affiliates (the “Class”). 29. This action is properly maintainable as a class action for the following reasons: (a) the Class is so numerous that joinder of all members is impracticable. As of January 3,2012, SuccessFactors has approximately 84.20 million shares outstanding. (b) questions of law and fact are common to the Class, including, inter alia, the following: (i) Have the Individual Defendants misrepresented and omitted material facts in violation of Sections 14(d)(4) and 14(e) of the Exchange Act; (ii) Have the Individual Defendants breached their fiduciary duties of undivided loyalty, independence, or due care with respect to Plaintiff and the other members of the Class in connection with the Proposed Transaction; (iii) Have the Individual Defendants breached their fiduciary duty to secure and obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members of the Class in connection with the Proposed Transaction; (iv) Have the Individual Defendants breached any of their other fiduciary duties to Plaintiff and the other members of the Class in connection with the Proposed Transaction, including the duties of good faith, verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty diligence, honesty and fair dealing; (v) Have the Individual Defendants, in bad faith and for improper motives, impeded or erected barriers to discourage other strategic alternatives including offers from interested parties for the Company or its assets; (vi) Have the Individual Defendants misrepresented and omitted material facts in violation of their fiduciary duties owed by them to Plaintiff and the other members of the Class; (vii) Whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated. (viii) Have SuccessFactors, SAP America, and Merger Sub aided and abetted the Individual Defendants’ breaches of fiduciary duly; and (ix) Is the Class entitled to injunctive relief or damages as a result of Defendants’ wrongful conduct. (c) Plaintiff is committed to prosecuting this action, is an adequate representative of the Class, and has retained competent counsel experienced in litigation of this nature. (d) Plaintiffs claims are typical of those of the other members of the Class. (e) Plaintiff has no interests that are adverse to the Class. (f) The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications for individual members of the Class and of establishing incompatible standards of conduct for the party opposing the Class. (g) Conflicting adjudications for individual members of the Class might as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests. (h) Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class aetion is superior to other available methods for the fair and efficient adjudication of this controversy. verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

FURTHER SUBSTANTIVE ALLEGATIONS 30. SuccessFactors is a market-leading provider of cloud-based human capital management solutions. SuccessFactors is believed to operate the largest scale of paying cloud users with 15 million subscription seats. With more than 3,500 customers in 168 countries, SuccessFactors is growing rapidly, recording 77 percent revenue growth year-over-year in the third quarter of 2011 and 59 percent revenue growth year-over-year in the first nine months of 2011. SuccessFactors scalable cloud application platform supports organizations of all sizes from dozens to millions of users. 31. In a December 5, 2011 article on Forbes.com titled, “SAP Seeds the Cloud with Blockbuster SuccessFactors Deal,” the author noted some of the valuable attributes of the Company that has aided the Company’s growth in the past two years and has positioned them for even future growth: 1. SuccessFactors’ human-dynamo CEO has created an intensely customer-centric culture and a fresh new category called Business Execution for which most customers have a burning need. 2. The company’s growing rapidly (37% in the nuclear winter that was 2009) and creating a rabid customer base that includes many well-known global corporations. 3. It has no on-premises legacy—technical or financial—to deal with, is 100% in the cloud, and has established a significant recurring-revenue stream. 4. SuccessFactors is reaffirming to customer-side CEOs and CIOs that the new wave of cloud-based enterprise-software companies does business in a strikingly different way than do the traditional on-premises vendors. Bob Evans; SAP Seeds the Cloud with Blockbuster SuccessFactors Deal, Forbes, Dec. 5, 2011, available at http://www.forbes.com/sites/sap/2011/12/05/sap-seeds-t he-cloud-with-blockbuster-successfactors-deal /. 32. In a press release dated December 3, 2011, the Company announced that it had entered into a merger agreement to be acquired by SAP, pursuant to which SAP, through its subsidiaries, would commence a tender offer to acquire the Company for $40.00 per share. 33. SAP commenced the tender offer on December 16, 2011, and it is scheduled to expire on January 18,2012. verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

34. Upon completion of the Proposed Transaction, the CEO of SuccessFactors, Defendant Dalgaard, will lead the cloud business of SAP in addition to his responsibility as CEO of SuccessFactors. Moreover, the chairman of SAP’s supervisory board, Hasso Plattner, recommended that Defendant Dalgaard be appointed to the executive board of SAP. 35. The Proposed Transaction consideration is inadequate and undervalues the Company. 36. SAP is seeking to acquire at the most opportune time, at a time when the Company has been performing very well and at a time when the Company, as well as the cloud industry, is positioned for tremendous growth. 37. SAP will benefit tremendously by picking up SuccessFactors at a time when the Company and the cloud-based industry is poised for growth. “The cloud is a core of SAP’s future growth, and the combination of SuccessFactors’ leadership team and technology with SAP will create a cloud powerhouse. The acquisition will help us address the top priority for CEOs globally -managing people and talent,” said Bill McDermott, Co-CEO of SAP in the press release announcing the Proposed Transaction. “Together, SAP and SuccessFactors will create tremendous business value for customers, with potent synergies to accelerate our growth in the cloud,” McDermott continued. 38. “The depth and experience that SAP brings to customers via our cloud and on-premise portfolio fit elegantly with SuccessFactors’ world-class expertise in providing high-performing, low-cost, native cloud applications that customers are passionate about,” said Jim Hagemann Snabc, Co-CEO, SAP in the same press release. “Together, we will lead the industry in providing end-to-end solutions consistently to meet any deployment preference, whether on premise, in the cloud or on device.” 39. In an article on Forbes.com dated December 8, 2011 and titled “Top 10 Reasons for SAP Acquisition from SuccessFactors CEO Lars Dalgaard,” Defendant Dalgaard talks about the tremendous growth potential of the cloud-based solutions and the numerous opportunities the Company will realize following its acquisition by SAP. As described by Dalgaard: People want cloud for all their mobile devices and web, and we’ve been doing this as one of the first for 10 years, and the cloud revolution is only just hitting its tipping verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty point. Now is the time to take this game to the next level—with SAP, we can bring the incredible value of enterprise cloud applications to all businesses, everywhere. We feel like we’re able to shorten our total roadmap at SuccessFactors by 10 years * * * I see an opportunity in mobile, 1 see an opportunity in social, I see an opportunity to completely annihilate the way we thought about applications in history, and look at the way for the future to work together and love work again and if people have fun at work, you know what? They have fun when they go home with their friends, their families, their spouses, their partners, and we will help that around the globe. Bob Evans, Top 10 Reasons for SAP Acquisition from SuccessFactors CEO Lars Dalgaard, FORBES, Dec. 8, 2011, available at http://www.forbes.com/sites/sap/201 l/12/08/top-10-reasons-for-sap-acquisition-from-successfactors-ceo-lars-dalgaard/2/. 40. The Discounted Cash Flow Analysis conducted by Morgan Stanley & Co. LLC (“Morgan Stanley”), the Company’s financial advisor, yielded a value for the Company as high as $56.79 per share. 41. The Public Trading Comparables Analysis conducted by Morgan Stanley yielded a value for the Company as high as $43.37 per share. 42. The Discounted Equity Value Analysis conducted by Morgan Stanley yielded a value for the Company as high as $47.62 per share. 43. The Analysis of Precedent Transactions conducted by Morgan Stanley yielded a value for the Company as high as $44.00 per share. 44. Further, at least one analyst set a price target for SuccessFactors common stock as high as $45.00 per share. 45. Accordingly, the Proposed Transaction consideration is inadequate. The Flawed Sales Process And The Preclusive Deal Protection Devices 46. The Board conducted a flawed process whereby it failed to seek out potential acquirers for the Company. On September 23, 2011, William McDermott (“McDermott”), SAP’s Co-Chief Executive Officer, contacted Defendant Dalgaard for the purposes of scheduling a meeting. On September 27, 2011, McDermott and Dalgaard met, and McDermott indicated that SAP was interested acquiring the Company. 47. Following this meeting and up until the execution of the Merger Agreement on December 3, 2011, the Board failed to conduct a market check and solicit interest from other verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty potential acquirers. The Board failed to solicit even a single party to seek their interest in acquiring the Company. Indeed, on November 11, 2011, the Company, through the Board’s authorization, entered into an exclusivity agreement with SAP, which ultimately, with extensions, provided SAP with an exclusivity period that lasted until the execution of the Merger Agreement. 48. Moreover, despite the obvious conflicts of interest faced by Defendant Dalgaard, the Board sat idly by and provided little-to-no oversight as Dalgaard led the discussions and negotiations with SAP. As described in the Background of the Offer section in the Recommendation Statement, the Board never set up a special committee to oversee and handle discussions and negotiations with SAP. Rather, the Board left the entire process in the hands of Dalgaard, who was the lead negotiator on behalf of the Company, and for the most part, the sole Company representative during the meetings and discussions held between the Company and SAP between September 27, 2011 and the execution of the Merger Agreement. 49. Not surprisingly, as a result of these unsupervised meetings, Dalgaard was able to procure for himself a lucrative post-transaction employment arrangement with SAP. As described above, upon completion of the transaction, Dalgaard will lead the cloud business of SAP in addition to his responsibility as CEO of SuccessFactors. Moreover, the chairman of SAP’s supervisory board, Plattner, recommended that Dalgaard be appointed to the executive board of SAP. Meanwhile, the Company’s shareholders are being cashed out an unfair price. 50. Moreover, despite having failed to conduct a proper pre-signing market check, the Board exacerbated their breaches of fiduciary duties by agreeing to certain onerous and preclusive deal protection devices that will ensure that no competing offers will emerge for the Company. 51. Section 5.4(a) of the Merger Agreement includes a “no solicitation” provision barring the Company from soliciting interest from other potential acquirers in order to procure a price in excess of the amount offered by SAP. Moreover, pursuant to the Merger Agreement, should an unsolicited bidder submit a competing proposal, the Company must notify SAP of the bidder’s identity and the terms of the bidder’s offer. Thereafter, should the Board determine that the unsolicited offer is superior, before the Company can terminate the Merger Agreement with SAP in order to enter into the competing proposal, it must grant SAP four business days in which verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty the Company must negotiate in good faith with SAP (if SAP so desires) and allow SAP to amend the terms of the Merger Agreement to make a counter-offer so that the competing bid ceases to constitute a superior proposal. 52. The Merger Agreement also provides that a termination fee of $112.5 million must be paid to SAP by SuccessFactors if the Company decides to pursue the competing offer, an amount which represents 3.0% of the equity value of the Proposed Transaction. As described in the Recommendation Statement, the Board, having recognized that the Company was not engaging in a pre-signing market check, sought to negotiate a low termination fee, specifically one that represented 2.0% of the equity value of the Proposed Transaction. However, the Board failed to do achieve this requested amount, and ultimately agreed to an unreasonable termination fee when considering the Company’s failure to conduct a pre-signing market check. 53. Indeed, in the Recommendation Statement, the Company lists the failure to solicit bids pre-signing, the no solicitation provision that prevents the Company from soliciting bids post-signing, and the $112.5 million termination as “negative factors.” As stated in the Recommendation Statement: The Board has also considered a variety of uncertainties and risks and other potentially negative.including, but not limited to, the following: * * * Exclusivity Agreement The fact that the Exclusivity Agreement and the Mutual Exclusivity Agreement, the execution of which SAP AG made a condition to its willingness to negotiate a possible acquisition of SuccessFactors, limited the Board’s ability to solicit bids from other potential buyers or to conduct an auction process prior to entering into the Merger Agreement. No-Shop Restrictions. The restrictions that the Merger Agreement imposes on soliciting competing acquisition proposals. Termination Fee. The possibility that the termination fee of $112.5 million payable by SuccessFactors to Parent may deter third parties who might be interested in exploring an acquisition of SuccessFactors and, if the Merger Agreement is terminated in circumstances where the termination fee is not immediately payable, may also impact SuccessFactors* ability to engage in another transaction for up to one year following such termination should the Offer not be completed, and the fact that SuccessFactors may be required to pay the termination fee under circumstances in which SuccessFactors does not engage in an another transaction. SuccessFactors, Recommendation Statement (Schedule 14D-9), at *20-21 (Dec. 16, 2011). verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

54. The failure to conduct an adequate market check is all the more concerning considering the significant interest of big companies that are looking to enter into the cloud market. For example, as stated in a December 20, 2011 article on enterpriseappstoday.com; Andrew Filipowski, CEO of talent management vendor SilkRoad Technology, is one of many industry observers who believe the acquisition was motivated by SAP’s realization that it needs to offer more cloud-based solutions. “With the HCM sector leading the cloud market in buying intentions, SuccessFactors was one of several logical choices for any of the mega-players with legacy applications looking to deliver a semblance of credible cloud offerings,” Filipowski said. Drew Robb, Cloud Momentum Grows with SAP Bid for SuccessFactors, Enterprise Apps Today, Dec. 20, 2011, available at http://www.enterpriseappstoday.com/erp/cloud-sap-bid-success factors.html. 55. SAP is also the beneficiary of a “Top-Up” provision that ensures that SAP gains the shares necessary to effectuate a short-form merger. Pursuant to the Merger Agreement, if SAP receives 90% of the shares outstanding through its tender offer, it can effect a short-form merger. In the event SAP fails to acquire the 90% required, the Merger Agreement also contains a “Top-Up” provision that grants SAP an option to purchase additional shares from the Company in order to reach the 90% threshold required to effectuate a short-form merger. 56. Ultimately, these preclusive deal protection provisions illegally restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The circumstances under which the Board may respond to an unsolicited written bona fide proposal for an alternative acquisition that constitutes or would reasonably be expected to constitute a superior proposal are too narrowly circumscribed to provide an effective “fiduciary out” under the circumstances. SuccessFactors’ Executives Officers And Directors Stand To Receive Unique Material Financial Benefits In The Proposed Transaction Not Available To SuccessFactors’ Public Shareholders 57. The Company’s executive officers and directors have material conflicts of interest and are acting to better their own personal interests through the Proposed Transaction at the expense of SuccessFactors’ public shareholders. 58. First, and as described above, upon completion of the Proposed Transaction, Defendant Dalgaard will lead the cloud business of SAP in addition to his responsibility as CEO of verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

SuccessFactors. Moreover, the chairman of SAP’s supervisory board, Hasso Plattner, recommended that Defendant Dalgaard be appointed to the executive board of SAP. 59. In addition, the Company’s executive officers and directors hold unvested stock options that will automatically vest prior to the closing of the Proposed Transaction, and will be cancelled in exchange for the right to receive the excess, if any, of the Proposed Transaction price over the per share exercise price under such stock option. In addition, the Company’s non-employee directors hold restricted stock units (“RSUs”) and restricted shares of the Company that, pursuant to Merger Agreement, will automatically vest and/or no longer be subject to restrictions. The following chart shows the value of the stock options, RSUs, and restricted shares held by the Company’s officers and directors that they will now be able to cash out in connection with the Proposed Transaction: Cash Cash Consider* Consider- ation Tor Number atlon Tor Number Vested of Unvested of Vested and Unvested Restricted Name of and Unvested Restricted Slock and Director or Unvested Stock Stock and Equity Executive stock Options Equity Plan Slock Onicer Options (S> Ptea Slock jSp) WUltamH-HBrrte, Jr., Director 15,820 123,562 2.823 ]] 2,920 William E. McGlashan, Jr., Director 52,844 1,265,385 1,522 60,880 Eric CW, Dunn, Director 52,844 1.265,385 1,522 60.8B0 Elizabeth A, Nelson, Director 82,844 2,202,885 1,522 60,880 DouglM J-Buitum, Director 82,844 2,202,885 1,522 60,880 Lars Dalgaard, Director, Chief Executive Officer and Founder 1,386,653 44,570,47] DougDenaeriine’resWeDt 250,000 2,845,500 Bruce C. Pelt, Jr., Chkr Financial Officer 139,334 3,588,570 Jeffrey W.DUna,Chef People Officer 65,000 670,800 Hillary B. Smith, General Counsel 46,042 782,254 Kara Wllaon, Chief Marketing Officer 50,000 808,500 Pant Sparta, Chief Integration Officer 86,819 2,173,499 taw Au, Chief Technical Officer 422,500 14,162,325 James Larson, VP Field Operations 166,772 5,066,507 59. Based on the above, the Proposed Transaction is unfair to SuccessFactors’ public shareholders, and represents an effort by the Individual Defendants to aggrandize their own financial position and interests at the expense of and to the detriment of Class members. verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

The Recommendation Statement Is False And Misleading 61. To make matters worse, Defendants are withholding material information about the Proposed Transaction from SuccessFactors’ public shareholders. The Recommendation Statement, which recommends that SuccessFactors shareholders tender their shares in the tender offer, contains numerous material omissions and misstatements, in contravention of the Board’s duty of candor and full disclosure and in violation of Sections 14(d)(4) and 14(e) of the Exchange Act. Disclosures Concerning The Events Leading Up To The Announcement Of The Proposed Transaction 62. The Recommendation Statement fails to disclose material information pertaining to, among other things: the interests of Dalgaard and other non-employee Board members in the Proposed Transaction; the interests of Morgan Stanley in the Proposed Transaction and the parties involved; the universe of potential acquirers and the Board’s failure to reach out to such acquirers; and other the events leading up to the announcement of the Proposed Transaction. In particular, the Recommendation Statement: (a) Fails to disclose the terms (including salary, benefits, severance plan) of Dalgaard’s post-transaction employment arrangement with SAP; (b) Fails to disclose when SAP first indicated to Dalgaard that SAP intended to employ Dalggard to lead the eloud business of SAP in addition to his responsibility as CEO of SuccessFactors as well as potentially appoint him to the executive board of SAP; (c) Fails to disclose the reasons the Board did not form a special committee to oversee the negotiations and discussions with SAP, but rather permitted Dalggard to serve as the lead negotiator on behalf of the Company; (d) Fails to break down the amount of stock options held bye each Board member that are vested and the amount that is unvested; (e) Fails to disclose the portion of Morgan Stanley’s $20 million fee that is contingent on the consummation of the tender offer; (f) Fails to disclose the nature of the financial advisory and financing services provided by Morgan Stanley to the Company and the nature of the financing services provided by verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

Morgan Stanley to SAP in the past two years, as well as the amount of compensation received by Morgan Stanley for such services; (g) Fails to disclose whether other financial advisors, other than Morgan Stanley, were considered and/or interviewed by the Board, prior to engaging Morgan Stanley; (h) Fails to disclose what “certain other strategic alternatives” were discussed by the Board and Morgan Stanley on October 28, 2011; (i) Fails to disclose the “risks and potential impact of conducting a pre-signing market check of potentially interested parties” that was discussed by the Board on November 4, 2011; (j) States that on November 9, 2011, the Board discussed “the small group of potential alternative bidders and whether a brief market check would be likely to result in a higher priee,” but fails to disclose how many bidders were discussed, and what the Board determined with respect to whether a market check would likely result in a higher price; (k) Fails to disclose what factors and reasons were considered by the Board on November 9, 2011 in determining that a $40.00 per share price was a sufficient price to enter into exclusive negotiations with SAP; (1) Fails to disclose the “other potential benefits and risks associated with granting SAP AG a limited exclusivity period” that was discussed by the Board on November 11, 2011; and (m) Fails to disclose the “potential benefits, risks, and uncertainties associated” with the other strategic alternatives considered by the Board, as indicated on page 18 of the Recommendation Statement. Disclosures Concerning The Company’s Financial Forecasts 63. The Recommendation Statement fails to disclose material information concerning the financial forecasts of SuccessFactors that were used by Morgan Stanley in its various financial analyses. Specifically, the Recommendation Statement should disclose: (a) the extrapolated projections for years 2016 through 2021 that was used by Morgan Stanley in its Discounted Cash Flow Analysis, as well as the assumptions used to verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty extrapolate such projections, including the 2015 growth and margin performance metrics that were considered in developing the 2016-202] projections; (b) whether the Board and/or Company management assigned any weights or probabilities to each of the three sets of projections prepared by Company management (the Management Commit Scenario, the Management Target Scenario, and the Management High Growth Scenario), information which is necessary for SuccessFactors shareholders to determine which set of projections to place more reliance on; and (c) the date each of the three sets of projections were prepared by Company management. Disclosures Related To Morgan Stanley’s Financial Analyses And Opinion Regarding The Value Of The Company 64. The Recommendation Statement also fails to disclose certain data and inputs underlying the financial analyses supporting the fairness opinion of the Board’s financial advisor, Morgan Stanley, including: (a) with respect to The Equity Research Analysts’ Future Price Targets, the identity of the equity research analysts observed by Morgan Stanley and the corresponding price target for SuccessFactors’ common stock estimated by each analyst; (b) with respect to the Public Trading Comparables Analysis, the Aggregate Value to Estimated 2012 Revenue and the Price to Estimated 2012 Free Cash Flow per Share multiples observed for each of the comparable companies; and the criteria used to select the representative ranges of multiples that were applied to the relevant Company financial statistic; (c) with respect to the Discounted Equity Value Analysis, the reasons financial metrics for year 2013 were used in the analysis; the criteria used to select the representative range of multiples that was applied to the Company’s financial metrics; and the criteria used to select the discount rate of 10.2%; (d) with respect to the Discounted Cash Flow Analysis, the criteria used to select the terminal value perpetual growth rates of 2.0% to 4.0%; and the criteria used to select the discount rate of 10.2%; and verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

(e) with respect to the Analysis of Precedent Transactions, the date each of the selected transactions was announced; the implied premia and financial multiples observed for each transaction; and the criteria used to select the representative ranges of implied premia and financial multiples that was applied to the relevant Company financial statistic. 65. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company shareholders will continue to suffer absent judicial intervention. CLAIMS FOR RELIEF COUNT I Violations of Section 14(d)(4) and 14(e) of the Exchange Act 66. Plaintiff repeats all previous allegations as if set forth in full herein. 67. Defendants have issued the Recommendation Statement with the intention of soliciting shareholder support of the Proposed Transaction. 68. Sections 14(d)(4) and 14(e) of the Exchange Act require full and complete disclosure in connection with tender offers. Specifically, Section 14(e) provides that: It shall be unlawful for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, or to engage in any fraudulent, deceptive, or manipulative acts or practices, in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitation. The Commission shall, for the purposes of this subsection, by rules and regulations define, and prescribe means reasonably designed to prevent, such acts and practices as are fraudulent, deceptive, or manipulative 69. The Recommendation Statement violates Sections 14(d)(4) and 14(e) because it omits material facts, including those set forth above. Moreover, in the exercise of reasonable care, Defendants should have known that the Recommendation Statement is materially misleading and omits material facts that are necessary to render them non-misleading. 70. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff and the Class, and Plaintiff and the Class will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer. verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

COUNT II Breach of Fiduciary Duties (Against AH Individual Defendants) 71. Plaintiff repeats all previous allegations as if set forth in full herein. 72. The Individual Defendants have knowingly and recklessly and in bad faith violated fiduciary duties of care, loyalty, good faith, and independence owed to the public shareholders of SuccessFactors and have acted to put their personal interests ahead of the interests of SuccessFactors shareholders. 73. The Individual Defendants’ recommendation of the Proposed Transaction will result in change of control of the Company which imposes heightened fiduciary responsibilities to maximize SuccessFactors’ value for the benefit of the stockholders and requires enhanced serutiny by the Court. 74. The Individual Defendants have breached their fiduciary duties of loyalty, good faith, and independence owed to the shareholders of SuccessFactors because, among other reasons: (a) they failed to take steps to maximize the value of SuccessFactors to its public shareholders and took steps to avoid competitive bidding; (b) they failed to properly value SuccessFactors; and (c) they ignored or did not protect against the numerous conflicts of interest resulting from the directors’ own interrelationships or connection with the Proposed Transaction. 75. As a result of the Individual Defendants’ breaches of their fiduciary duties, Plaintiff and the Class will suffer irreparable injury in that they have not and will not receive their fair portion of the value of SuccessFactors’ assets and will be prevented from benefiting from a value-maximizing transaction. 76. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction, to the irreparable harm of the Class. 77. Plaintiff and the Class have no adequate remedy at law. verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

COUNT III Breach of Fiduciary Duty—Disclosure (Against Individual Defendants) 78. Plaintiff repeats all previous allegations as if set forth in full herein. 79. The fiduciary duties of the Individual Defendants in the circumstances of the Proposed Transaction require them to disclose to Plaintiff and the Class all information material to the decisions confronting SuccessFactors’ shareholders. 80. As set forth above, the Individual Defendants have breached their fiduciary duty through materially inadequate disclosures and material disclosure omissions. 81. As a result, Plaintiff and the Class members are being harmed irreparably. 82. Plaintiff and the Class have no adequate remedy at law. COUNT IV Aiding and Abetting (Against SuccessFactors, SAP, Project Barbour and Merger Sub) 83. Plaintiff repeats all previous allegations as if set forth in full herein. 84. As alleged in more detail above, Defendants SuccessFactors, SAP, Project Barbour, and Merger Sub have aided and abetted the Individual Defendants’ breaches of fiduciary duties. 85. As a result, Plaintiff and the Class members are being harmed. 86. Plaintiff and the Class have no adequate remedy at law. WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as follows: (A) declaring this action to be a class action and certifying Plaintiff as the Class representatives and his counsel as Class counsel; (B) declaring that the Recommendation Statement is materially misleading and contains omissions of material fact in violation of Sections 14(d)(4) and 14(e) of the Exchange Act; (C) enjoining, preliminarily and permanently, the Proposed Transaction; (D) in the event that the transaction is consummated prior to the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages; (E) directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties; verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

(F) awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiffs attorneys and experts; and (G) granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper. JURY DEMAND Plaintiff demands a trial by jury. DATED: January 5, 2012 WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP FRANCIS M. GREGOREK BETSY C. MANIFOLD RACHELE R. RICKERT PATRICK H. MORAN [GRAPHIC APPEARS HERE] ATRICOTMORAN 750 B Street, Suite 2770 San Diego, CA 92101 Telephone: 619/239-4599 Facsimile: 619/234-4599 LAW OFFICES OF MARC S. HENZEL MARC S. HENZEL 273 Montgomery Avenue, Suite 202 Bala Cynwyd, PA 19004 Telephone: 610/660-8000 Facsimile: 610/660-8080 LEVI & KORSINSKY, LLP JOSEPH LEVI ERIC M. ANDERSEN 30 Broad Street, 15th Floor New York, New York 10004 Telephone: 212-363-7500 Facsimile: 212-363-7171 Attorneys for Plaintiff Sanjay Israni SUCCESSFACTORS:18610.CPT verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty

CERTIFICATION OF NAMED PLAINTIFF PURSUANT TO FEDERAL SECURITIES LAWS SANJAYISRANI, declares, as to the claims asserted under the federal securities laws, that: 1. I have reviewed the attached complaint and authorized the filing thereof 2. Plaintiff did not purchase the security that is the subject of the complaint at the direction of plaintiffs counsel or in order to participate in any private action arising under the federal securities laws. 3. Plaintiff is willing to serve as a representative party on behalf of a class, including providing testimony at deposition and trial, if necessary. 4. Plaintiff was a shareholder in SuccessFactors, Inc., at all relevant times and continues to bold said shares, 5. In the past three years, plaintiff has not sought to serve and has not served as a representative party on behalf of a class in an action filed under the federal securities laws. 6. Plaintiff will not accept any payment for serving as a representative party on behalf of a class beyond plaintiffs pro rata share of any recovery, except such reasonable costs and expenses (including lost wages) directly relating to the representation of the Class as ordered or approved by the Court. I declare under penalty of perjury that the foregoing is true and correct. Executed this 4th day of January 2012. verified class action complaint for violation of the federal securities laws, and for violation of state law breaches of fiduciary duty